EXHIBIT 32
Certification
Pursuant to 18 United States Code § 1350 and
Rule 13a-14(b) of the Securities Exchange Act of 1934
In connection with the Annual Report of Pulte Homes, Inc. (the “Company”) on Form 10-K for the period ended December 31, 2006, as filed with the Securities and Exchange Commission on the date hereof (the “Report”), the undersigned herby certifies that to his knowledge:
(1) The Report fully complies with the requirements of section 13(a) or 15(d) of the Securities Exchange Act of 1934; and
(2)  The information contained in the Report fairly presents, in all material respects, the financial condition and result of operations of the Company.
Date: February 23, 2007

/s/ Richard J. Dugas, Jr. Richard J. Dugas, Jr.
President and Chief Executive Officer

/s/ Roger A. Cregg Roger A. Cregg
Executive Vice President and
Chief Financial Officer

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